AWS ENTERPRISE DISCOUNT PROGRAM ADDENDUM

This AWS Enterprise Discount Program Addendum (this “Addendum”) to the AWS Customer Agreement available at http://aws.amazon.com/agreementby and between Amazon Web Services, Inc. (“AWS”) and MiX Telematics International (Pty) Ltd (“you”) or other written agreement between AWS and you governing your use of the Services (the “Agreement”) is effective as of April 1, 2017 (the “Addendum Effective Date”).

1.	Definitions. Capitalized terms used in this Addendum have the meanings set forth in the Agreement unless otherwise defined in the table below or elsewhere in this Addendum.

Term	Meaning
Addendum Term	The period from the Addendum Effective Date until June 30, 2020, unless terminated earlier pursuant to Section 6.
Discount Rate	Contract Year 1 (April 1, 2017 – March 31, 2018): 9% Contract Year 2 (April 1, 2018 – March 31, 2019): 9% Contract Year 3 (April 1, 2019 – March 31, 2020): 9%
Discount Term	The period from the Addendum Effective Date until March 31, 2020, unless terminated earlier pursuant to Section 6.
Annual Commitment	Contract Year 1: $1,000,000 Contract Year 2: $1,000,000 Contract Year 3: $1,000,000
Eligible Services	The Services listed on Attachment 1 used in Eligible Regions under Eligible Accounts.
Eligible Regions
The following AWS Regions: US East (N. Virginia), US East (Ohio), US
West (N. California), US West (Oregon), Canada (Central), EU (Frankfurt),
EU (Ireland), EU (London), Asia Pacific (Mumbai), Asia Pacific (Seoul),
Asia Pacific (Singapore), Asia Pacific (Sydney), Asia Pacific (Tokyo), South America (Sao Paulo), GovCloud (US) (if you have access to such Region) and any additional AWS Regions that AWS may include from time to time upon written notice to you.

Eligible Accounts
AWS accounts with the following AWS Account ID(s): 662395065257 (including any Master Account or Member Accounts joined to such accounts via AWS Organizations as described in the Service Terms); provided that the AWS accounts are or have been opened by you for use by you, and are registered with email addresses issued by you.

2.
Discount. Fees incurred under the Eligible Accounts for use of Eligible Services during each month of the Discount Term will be the Standard Fees (as defined below) reduced by the Discount Rate applicable to the Contract Year. The discount under this Section will not apply following expiration of the Discount Term or earlier termination of this Addendum. Fees for all Service Offerings other than Eligible Services, and AWS accounts other than Eligible Accounts will be the standard fees then-applicable under the Agreement without modification by this Addendum (such fees being “Standard Fees”).

3.
Payment. Unless otherwise specified in this Addendum, you will pay AWS for fees incurred under the Eligible Accounts for use of the Eligible Services and AWS Marketplace in each month of the Addendum Term (the “Monthly Charges”) and other fees under this Addendum in accordance with the payment terms of the Agreement. AWS may invoice you for all payments due under this Addendum. All fees and dollar values in this Addendum are in U.S. dollars. All payment obligations and AWS’s right to invoice under this Addendum will survive expiration or termination of this Addendum.

4.	Annual Commitments.
a.    Annual Commitments. If the total amount of Monthly Charges incurred during any Contract Year excluding Monthly Charges paid for by application of Annual Commitment Payments (as further described below in this paragraph) (such total, the “Total Payments”) is less than the Annual Commitment applicable to that Contract Year, then you will pay AWS the amount of the Annual Commitment applicable to that Contract Year less the Total Payments paid during that Contract Year (such payment being an “Annual Commitment Payment”).
b.    Application to Charges. If you make an Annual Commitment Payment, for each remaining month of the Addendum Term, your Annual Commitment Payment will be applied to Monthly Charges and any applicable taxes for that month until the balance of your Annual Commitment Payment is zero. If in any month during the Addendum Term the Monthly Charges exceed the remaining balance of your Annual Commitment Payment, then you will pay AWS such excess amount in accordance with the Agreement.
c.    End of Term. Following the expiration of the Addendum Term, AWS may invoice you for the amount of any remaining balance of Annual Commitment Payment as fees for using Amazon Elastic Compute Cloud (Amazon EC2) during the Addendum Term and any Annual Commitment Payment balance will be applied against such invoiced amount. All Annual Commitment Payments are nonrefundable.

5.
Other Discounted Pricing. If an Eligible Account is entitled to discounted pricing for an Eligible Service for any period during the Addendum Term under an addendum to the Agreement other than this Addendum, then the discounted pricing in Section 2 of this Addendum will not apply to that Eligible Service for that Eligible Account during such period.

6.	Termination.
a.    Term. The term of this Addendum will be the Addendum Term except that this Addendum will automatically terminate upon any termination of the Agreement. Notwithstanding any termination for convenience rights in the Agreement, neither party will terminate the Agreement for convenience during the Addendum Term. Any termination of this Addendum will be without prejudice to any other rights or remedies a party has under the Agreement.
b.    Termination for Cause. AWS may terminate this Addendum for cause upon written notice to you if you do not pay amounts due under this Addendum in accordance with the payments terms of the Agreement. Upon any termination for cause by AWS of this Addendum or the Agreement, AWS may charge you the difference of the Standard Fees for the Eligible Services purchased under this Addendum during the Addendum Term less Monthly Charges you paid AWS during the Addendum Term (such difference being the “Return Amount”). AWS will apply any Annual Commitment Payments towards any Return Amount.

7.
RI Pricing. During the Addendum Term, Amazon EC2 Reserved Instance Volume Discounts, as described on the AWS Site, will not apply to Eligible Accounts in the Eligible Regions except as provided in this Section. If in any month during the Addendum Term, the Standard Fees for any Amazon EC2 “Reserved Instance” (as described on the AWS Site) in an Eligible Region (“RI”) (after applying any Reserved Instance

Volume Discounts) would be less than the amount of fees that would be payable for the same RI if AWS applied the Discount Rate under this Addendum, then the then-current Standard Fees (after applying any Reserved Instance Volume Discounts described on the AWS Site) will apply to any such RI in that Eligible Region ordered in that month.

8.
Required Enrollment in Enterprise Support. For each month during the Addendum Term that you are not already enrolled in AWS Support at the Enterprise level (as described on the AWS Site) (“Enterprise Support”), you will be automatically enrolled in Enterprise Support for the Eligible Accounts.

9.
References. You grant to AWS a non-exclusive, worldwide, royalty-free right and license to (a) use your company name and logo (provided promptly by you to AWS, upon AWS’s request) to identify you as a customer of AWS on (i) the AWS Site and any subpages of the AWS Site, and (ii) customer lists, commercial presentations, flyers, brochures, newsletters and other marketing collateral ((i) and (ii), collectively, the “Items”); and (b) reproduce, publish, distribute and translate, for purposes of advertising, merchandising and publicity, all or any part of the Items. The license granted under this Section will survive expiration or termination of this Addendum, provided you may, by giving AWS at least 30 days’ prior written notice, terminate the license granted under this Section at any time following the termination of the Agreement. Upon termination of this license (x) AWS will stop producing any new Items containing your company name or logo; and (y) AWS will remove from the AWS Site your company name and logo; provided AWS’s right to use your company name or logo in any other Items produced prior to the effective date of termination of this license will continue unaffected and AWS will not be obligated to remove your company name or logo from any such Items.

10.	Nondisclosure. You agree that the existence and terms of this Addendum and the discount program described herein are not publicly known and will not be disclosed by you.

11.
Entire Agreement; Conflict. Except as amended by this Addendum, the Agreement will remain in full force and effect. With respect to the subject matter hereof, this Addendum, together with the Agreement as amended by this Addendum: (a) is intended by the parties as a final, complete and exclusive expression of the terms of their agreement; and (b) supersedes all prior agreements and understandings (whether oral or written) between the parties. If there is a conflict between the Agreement and this Addendum, this Addendum will prevail. If there is a conflict between this Addendum and any other amendment or addendum to the Agreement or to this Addendum, the document later in time will prevail.

12.
Counterparts; Delivery. This Addendum may be executed in two or more counterparts, each of which will be deemed an original and all of which taken together will be deemed to constitute one and the same document. The parties may sign and deliver this Addendum by electronic or facsimile transmission.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties have executed this Addendum as of the Addendum Effective Date.

AMAZON WEB SERVICES, INC.:     MIX TELEMATICS INTERNATIONAL (PTY) LTD:

By:

By:

Name:

Name:

Title:

Title:

Date signed:

Date signed:

Catherine Lewis
Managing Director
March 30, 2017
March 30, 2017
Vice President, Global Alliances
Chris Niederman

(Signature Page to AWS Enterprise Discount Program Addendum)

Attachment 1
Eligible Services

Amazon API Gateway
Amazon AppStream Amazon CloudFront
Amazon CloudSearch
Amazon CloudWatch
Amazon Cognito
Amazon DynamoDB
Amazon Elasticsearch Service
Amazon Elastic Block Store (Amazon EBS)
Amazon Elastic Compute Cloud (Amazon EC2) Amazon Elastic Compute Cloud Container
Registry (Amazon EC2 Container Registry)
Amazon Elastic File System (Amazon EFS)
Amazon Elastic MapReduce (Amazon EMR)
Amazon Elastic Transcoder
Amazon ElastiCache
Amazon Gamelift
Amazon Glacier
Amazon Kinesis
Amazon Kinesis Firehose
Amazon Machine Learning
Amazon Mobile Analytics
Amazon Redshift
Amazon Relational Database Service
(Amazon RDS)
Amazon Route 53
Amazon Simple Email Service (Amazon SES)
Amazon Simple Notification Service
(Amazon SNS)
Amazon Simple Queue Service (Amazon SQS) Amazon Simple Storage Service (Amazon S3)
Amazon Simple Workflow Service
Amazon SimpleDB
Amazon Virtual Private Cloud (Amazon VPC)
Amazon WorkDocs
Amazon WorkMail
Amazon WorkSpaces
AWS Config
AWS CodePipeline AWS CodeCommit
AWS Data Pipeline
AWS Data Transfer
AWS Device Farm
AWS Direct Connect
AWS Directory Service
AWS Import/Export
AWS IoT
AWS Key Management Service
AWS Lambda
AWS OpsWorks
AWS Professional Services*
AWS Service Catalog
AWS Snowball
AWS Storage Gateway
AWS Support (except support offerings not described on the AWS Site)
AWS Training*
AWS Web Application Firewall (AWS WAF)
Elastic Load Balancing
The Services listed above are subject to the terms of the Agreement. AWS may add to this list upon notice to you which may be via e-mail.

* AWS Professional Services (a) are available only pursuant to a mutually signed Statement of Work, (b) may be provided to you by AWS or its affiliate, and (c) are available only in jurisdictions approved by AWS. AWS Training (x) is available only pursuant to a mutually signed Training Order Form or other written agreement between you and AWS or its affiliate governing your use of private onsite AWS Training, (y) may be provided to you by AWS or its affiliate, and (z) is available only in jurisdictions approved by AWS. This Addendum will not apply to any AWS Professional Services or AWS Training that are provided to you under a Statement of Work or Training Order Form that was entered into prior to the Addendum Effective Date.

Certificate Of Completion
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Subject: Please DocuSign: Mix Telematics International (Pty) Lt - AWS Enterprise Discount Program Addend...
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Catherine Lewis Catherine.lewis@mixtelematics.com Managing Director Security Level: Email, Account Authentication (None)	Using IP Address: 196.41.17.67	Sent: 3/30/2017 3:52:12 AM Viewed: 3/30/2017 4:55:35 AM Signed: 3/30/2017 5:31:37 AM
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Chris Niederman niedermc@amazon.com
Vice President, Global Alliances
Amazon
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